Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2025 Fourth Quarter and Full Year Results

A Year of Return to Profitability and Termination of Consent Order

RICHMOND, VA, January 29, 2026 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter and year ended December 31, 2025.

For the quarter ended December 31, 2025, the Company reported net income of $4.2 million, or $0.04 per diluted common share, compared to net income of $5.6 million, or $0.06 per diluted common share, for the quarter ended September 30, 2025, and a net loss of $2.0 million, or ($0.03) per diluted common share, for the fourth quarter of 2024. Net income for the third quarter of 2025 included after-tax loan fee income of $2.3 million due to the payoff of the Company's largest out-of-market loan, while net income for the fourth and third quarters of 2025 included after-tax income of $0.3 million and $0.6 million, respectively, on the 2024 sale of mortgage servicing rights (“MSRs”). For the fourth quarter of 2024, the net loss of $2.0 million included an after-tax loss of $2.0 million on the sale of MSRs.

For the year ended December 31, 2025, the Company reported net income of $10.7 million, or $0.11 per diluted common share, compared to a net loss of $15.4 million, or ($0.31) per diluted common share, for the year ended December 31, 2024. For 2024, the Company reported $3.6 million of after-tax regulatory remediation expenses, while none were reported in 2025.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“2025 was a breakthrough year for Blue Ridge! The hard work and progress of the last 30 months was rewarded in November with termination of the January 2024 Consent Order issued by the Office of the Comptroller of the Currency (“OCC”). The termination of the Consent Order has a cascading impact on the Bank in areas such as borrowing costs, FDIC insurance premiums, and operating costs. It lessens barriers to capital decisions and strategic opportunities. In the quarter, we received regulatory approval to upstream capital from the Bank to pay a special $0.25 per share dividend to our shareholders.

“We continue to make progress in reducing our noninterest expenses. For example, headcount was reduced by over 30% from year-end 2024 to year-end 2025. You will see reductions in consulting and professional fees as well. The result was much improved earnings over the last two years.

“We are disappointed that our loan portfolio continues to contract mostly because of non-footprint loans made under prior management. We are seeing our loan pipeline increase due to the efforts of our relationship management teams. Despite a very competitive market, we are projecting mid-single digit balance sheet growth and positive momentum as we start the new year.”

Q4 2025 Highlights

(Comparisons for Fourth Quarter 2025 are relative to Third Quarter 2025 unless otherwise noted.)

Net Income:

•
Net income for the quarter was $4.2 million, or $0.04 per diluted common share, compared to net income of $5.6 million, or $0.06 per diluted common share, for the prior quarter.

•
Income before income taxes of $5.4 million for the quarter included a $1.5 million pre-tax recovery of credit losses and $0.4 million of pre-tax income from the 2024 sale of MSRs. The prior quarter income before income taxes of $7.5 million included a $1.8 million pre-tax recovery of credit losses, $0.7 million of pre-tax income on the sale of MSRs, and $3.0 million of pre-tax loan fee income realized upon the payoff of a previously criticized out-of-market loan. The loan fee income resulted from loan modifications in the first quarter of 2025 and was fully realized in the third quarter upon pay off.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $18.1 million and $21.9 million for the current and prior quarters of 2025, respectively. Excluding the aforementioned loan fee income in the prior quarter, total interest income decreased by $1.7 million in the current quarter, primarily due to the decline in average balances of interest-earning assets of $54.0 million. Interest expense declined by $0.9 million on a sequential quarter basis, largely driven by lower rates on deposit balances. Net interest margin was 3.04% for the quarter compared to 3.60% for the prior quarter. The aforementioned loan fee income in the prior quarter had a 49-basis-point positive effect on prior quarter net interest margin. Excluding the loan fee income, net interest margin declined 7 basis points from the prior to the current quarter.

Capital:

•
On October 27, 2025, the Company announced a special cash dividend of $0.25 per share of the Company’s common stock and warrants to purchase common stock totaling approximately $29.1 million. The dividend was paid on November 21, 2025 to shareholders of record as of the close of business on November 7, 2025.

•
On August 25, 2025, the Company announced the adoption of a share repurchase program pursuant to which the Company may purchase up to $15 million of its issued and outstanding common stock. For the year ended December 31, 2025, the Company had repurchased 802,735 shares of its common stock at a weighted average price of $4.17 per share totaling $3.4 million. Additionally, the Company repurchased outstanding warrants to purchase 3,229,000 shares of its common stock at a weighted average price of $1.90 per warrant totaling $6.1 million.

•
The ratio of tangible common stockholders’ equity to tangible total assets was 13.2%1, compared to 14.2%1 at the prior quarter end. Tangible book value per common share (“TBV”) was $3.651 compared to $4.011 at the prior quarter end. The decline was primarily driven by the special cash dividend, including such dividends accrued to warrant holders, and warrants repurchased, partially offset by earnings for the quarter. TBV does not include the effect of performance-based restricted stock awards totaling 3.4 million shares of the Company's common stock, which would negatively affect TBV by $0.13 and $0.16 in the respective quarters.

•
At December 31, 2025, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 13.04%, 18.18%, 18.18%, and 19.16%, respectively, compared to 13.67%, 18.95%, 18.95%, and 19.96%, respectively, at the prior quarter end. Capital ratios for the Company at December 31, 2025 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 13.81%, 19.22%, 19.22%, and 20.69%, respectively, compared to 14.70%, 20.37%, 20.37%, and 22.02%, respectively, at the prior quarter end. The decline in these ratios for both the Bank and the Company was a result of the aforementioned special cash dividend and share repurchase program activity.

•
Prior to the termination of the Bank's Consent Order with the OCC effective November 13, 2025, the Bank was required to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%. For all quarters in which the Bank was subject to these minimum ratios, which began in the first quarter of 2024, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Consent Order.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $23.8 million, or 0.98% of total assets, at December 31, 2025 compared to $28.6 million, or 1.14% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects loan payoffs in the fourth quarter. Nonperforming assets, which includes other real estate owned, were $25.4 million, or 1.05% of total assets, at December 31, 2025 compared to $28.8 million, or 1.15% of total assets, at the prior quarter ended.

•
The recovery of credit losses of $1.5 million for the current quarter was primarily due to loan portfolio balance reductions of approximately $47.0 million, a $0.9 million recovery on a loan charged off in 2022, and reductions to reserves on individually evaluated loans. The $1.8 million recovery of credit losses in the prior quarter was primarily due to third quarter loan portfolio balance reductions and a $0.8 million partial recovery of a specialty finance loan charged off in a prior year.

•
The allowance for credit losses as a percentage of total loans held for investment was 1.04% at December 31, 2025 compared to 1.07% at the prior quarter end. Net loan recoveries were $0.3 million in both the current and prior quarters. The net loan recoveries to average loans outstanding ratio (quarter-to-date annualized) was 0.07% for both the current and prior quarters.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the quarter was $2.7 million compared to $3.8 million for the prior quarter. Noninterest income in the fourth and third quarters included $0.4 million and $0.7 million, respectively, of reserves released, primarily due to the receipt of additional sales proceeds that were contractually held back from the 2024 sales of MSRs.

•
Noninterest expense for the quarter was $16.9 million compared to $20.0 million in the prior quarter, a decrease of $3.1 million. This decline was primarily due to lower salaries and employee benefits expense, largely driven by lower incentives and the continued reduction in headcount. Also contributing to the decline in noninterest expense for the quarter was a $0.9 million decrease in legal and consulting fees. Partially offsetting these declines were higher advertising and marketing expenses, as the Bank has accelerated campaigns to drive growth.

Income Tax:

•
Income tax expense for the fourth and third quarters was $1.1 million and $1.9 million, respectively, with an effective income tax rate for the same respective periods of 21.2% and 25.3%.

Balance Sheet:

•
Total assets decreased to $2.43 billion at quarter end from $2.50 billion at the prior quarter end, a reduction of $64.3 million, primarily driven by declines in loans held for investment of $47.0 million and securities available for sale of $8.4 million. Included in the reduction of loans held for investment in the quarter were payoffs and paydowns of approximately $27.8 million of out-of-market loans.

•
Total deposits decreased to $1.91 billion from $1.95 billion at the prior quarter end, a decline of $39.9 million. Deposits, excluding wholesale deposits, decreased $10.7 million in the fourth quarter. Brokered deposit balances declined $29.2 million in the fourth quarter, as existing brokered time deposits were paid off upon maturity. The ratio of noninterest-bearing demand deposits to total deposits was 20.9% and 21.1% as of December 31, 2025 and September 30, 2025, respectively.

•
Total stockholders' equity decreased to $323.7 million from $355.5 million at the prior quarter end, a decline of $31.8 million. The majority of this decline was attributable to the special cash dividend and $6.1 million in repurchases of warrants to purchase common stock, partially offset by $4.2 million of net income for the quarter.

Income Statement:

Net interest income was $18.1 million and $21.9 million for the fourth and third quarters of 2025, compared to $19.1 million for the fourth quarter of 2024. The third quarter of 2025 reflected $3.0 million of fee income related to the payoff of the aforementioned out-of-market loan. Net interest income for the year ended December 31, 2025 was $78.9 million compared to $78.7 million for the year ended December 31, 2024.

Average balances of interest-earning assets were $2.38 billion for the three months ended December 31, 2025, a decrease of $54.0 million to relative to the prior quarter, and a decrease of $353.3 million from the fourth quarter of 2024. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment, loans held for sale, and interest-earning deposits at other banks, partially offset by higher average balances of securities available for sale. The yield on loans held for investment was 5.66% and 6.40% for the fourth and third quarters of 2025, respectively, and 5.83% for the fourth quarter of 2024. Fee income from the payoff of the aforementioned out-of-market loan positively affected the yield on loans held for investment in the third quarter of 2025 by 62 basis points.

Average balances of interest-bearing liabilities were $1.70 billion for the three months ended December 31, 2025, a decrease of $41.9 million relative to the prior quarter, and a decrease of $324.7 million from the fourth quarter of 2024. The decline relative to the prior quarter was primarily attributable to maturing wholesale time deposits. The decline in average balances of interest-bearing liabilities relative to the fourth quarter of 2024 was primarily due to reductions of wholesale time deposits ($163.8 million) and borrowings ($25.1 million of subordinated debt and $23.9 million of advances from the Federal Home Loan Bank of Atlanta).

Cost of funds was 2.54% for the fourth quarter of 2025, compared to 2.65% for the third quarter of 2025, and 3.01% for the fourth quarter of 2024, while cost of deposits was 2.40%, 2.51%, and 2.86%, for the same respective periods. Cost of deposits, excluding wholesale deposits, was 2.04% for the quarter, compared to 2.13% for the prior quarter, and 2.39% for the year-ago quarter period.

Net interest margin was 3.04% for the fourth quarter of 2025 compared to 3.60% in the prior quarter and 2.80% in the fourth quarter of 2024. Fee income from the aforementioned paid off out-of-market loan had a positive 49 basis point effect on net interest margin for the third quarter of 2025. Excluding the effect of the third quarter loan fee, fourth quarter of 2025 net interest margin declined 7 basis points from the third quarter of 2025.

Recoveries of credit losses of $1.5 million, $1.8 million, and $1.0 million were reported for the fourth quarter of 2025, third quarter of 2025, and fourth quarter of 2024, respectively. The recovery of credit losses in the current quarter was due to loan portfolio balance reductions, net loan recoveries, including a $0.9 million recovery on a loan charged off in a prior year, and reductions to reserves on individually evaluated loans. The recovery of credit losses in the prior quarter was primarily due to loan portfolio balance reductions and net loan recoveries, including a $0.8 million partial recovery on a specialty finance loan charged off in a prior year. The recovery of credit losses in the fourth quarter of 2024 reflected lower reserve needs due to loan portfolio balance reductions, partially offset by charge-offs of the non-guaranteed portion of certain government guaranteed loans and certain purchased loans.

Noninterest income was $2.7 million for the fourth quarter of 2025, compared to $3.8 million for the third quarter of 2025, and $2.8 million for the fourth quarter of 2024. Noninterest income in the fourth and third quarters of 2025 included $0.4 million and $0.7 million, respectively, of released reserves associated with the 2024 sales of MSRs. The reserves related to the Company providing certain documentation to the buyers subsequent to the sales in exchange for contractually heldback sales proceeds. All such documentation was delivered, and the heldback sales proceeds were received in 2025. For the year ended December 31, 2025, total noninterest income was $12.8 million compared to $13.6 million for the year ended December 31, 2024. In the first quarter of 2025, the Company sold its mortgage division, and as a result, residential mortgage banking income was $0.9 million in 2025 compared to $9.8 million in 2024. Additionally, the Company reported a negative fair value adjustment of $8.5 million in 2024 to write-down an investment in a fintech company compared to a nominal amount reported in 2025.

Noninterest expense decreased $3.1 million from the prior quarter and $8.7 million from the year-ago period. The largest contributor to these declines was lower salaries and employee benefits expense, which was $9.2 million, $11.4 million, and $13.2 million for the fourth quarter of 2025, third quarter of 2025, and fourth quarter of 2024, respectively. The majority of the decline in salaries and employee benefits expense in the current versus prior quarter was due to lower incentives, while lower expense compared to the year-ago period was primarily due to reduced headcount, which declined by 140 employees, or over 30%, since year-end 2024, as the Company transitioned to a more traditional community banking model and remediated the requirements under the now-terminated Consent Order. For the year ended December 31, 2025, total noninterest expense was $81.9 million compared to $113.8 million for the year ended December 31, 2024. Of the $31.9 million decline, $12.0 million was attributable to lower salaries and benefits expense, while $4.7 million, $4.7 million, and $6.4 million was due to lower consulting expense, regulatory remediation expense, and other noninterest expense, respectively. The decline in salaries and employee benefits expense was primarily attributable to a reduction in headcount, while the lower consulting, regulatory remediation, and other noninterest expenses were primarily attributable to the remediation of the Consent Order.

Balance Sheet:

Loans held for investment were $1.87 billion at December 31, 2025, compared to $1.91 billion at September 30, 2025, and $2.11 billion at December 31, 2024. The $47.0 million decline relative to the prior quarter end was partially due to payoffs and paydowns of approximately $27.8 million of out-of-market loans. Loans held for investment declined $246.1 million in 2025, primarily attributable to payoffs and paydowns of approximately $119.4 million of out-of-market loans as the Company transitioned to a more traditional community banking model.

Total deposits were $1.91 billion at December 31, 2025, a decrease of $39.9 million and $268.3 million from September 30, 2025, and December 31, 2024, respectively. Wholesale deposit balances were $238.7 million and $267.9 million at the end of the fourth and third quarters of 2025, respectively, and $402.5 million at the end of the fourth quarter of 2024. The Company had secured brokered deposits to enhance liquidity during the fintech BaaS depository operations wind down, which began in the first quarter 2024 and was completed by the end of 2024. Brokered deposits as a percentage of total deposits declined to 12.5% at December 31, 2025 from 18.5% at December 31, 2024. Excluding wholesale deposits, total deposits decreased $10.7 million from September 30, 2025 and $104.5 million from December 31, 2024.

Noninterest-bearing deposits represented 20.9%, 21.1%, and 20.8% of total deposits at December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 23.8%, 24.4%, and 25.5% of total deposits as of the same respective dates.

Subordinated notes were $14.7 million at December 31, 2025, a decrease of $25.1 million from December 31, 2024. On June 1, 2025, the Company completed the redemption of its $15.0 million fixed-to-floating rate subordinated note maturing June 1, 2030. On July 15, 2025, the Company completed a $10.0 million partial redemption of its $25.0 million of subordinated notes maturing October 15, 2029.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, and retail mortgage lending. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or the banking industry's reputation becomes damaged;
•
the emergence of digital assets and payment stablecoins, and evolving legislative or regulatory frameworks, may alter deposit flows, competition, and credit intermediation. Changes or gaps in these emerging rules could adversely affect the Company’s funding, liquidity, or overall financial performance;
•
the ability to maintain capital levels adequate to support the Company's business;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;

•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
changes in technological and social media;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the banking industry generally, including recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope and effectiveness of the federal government, its agencies and services;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate, and insurance, and the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;
•
the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory countermeasures, and the volatility and uncertainty arising therefrom;
•
the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) December 31, 2025	December 31, 2024 (1)
Assets
Cash and due from banks	$115,949	$173,533
Restricted cash	—	2,459
Federal funds sold	1,851	838
Securities available for sale, at fair value	332,928	312,035
Restricted equity investments	19,016	19,275
Other equity investments	4,910	4,834
Other investments	20,781	19,405
Loans held for sale	14,769	30,976
Loans held for investment, net of deferred fees and costs	1,865,717	2,111,797
Less: allowance for credit losses	(19,444)	(23,023)
Loans held for investment, net	1,846,273	2,088,774
Accrued interest receivable	10,787	12,537
Premises and equipment, net	21,549	21,394
Right-of-use lease asset	6,637	7,962
Other intangible assets	2,642	3,859
Deferred tax asset, net	22,721	27,312
Other assets	11,776	12,067
Total assets	$2,432,589	$2,737,260
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$398,541	$452,690
Interest-bearing demand and money market deposits	612,648	598,875
Savings	100,346	100,857
Time deposits	799,627	1,027,020
Total deposits	1,911,162	2,179,442
FHLB borrowings	150,000	150,000
Subordinated notes, net	14,716	39,789
Lease liability	7,233	8,613
Other liabilities	25,787	31,628
Total liabilities	2,108,898	2,409,472
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at December 31, 2025 and December 31, 2024, respectively; and 91,475,278 and 84,972,610 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	331,917	322,791
Additional paid-in capital	23,552	29,687
(Accumulated deficit) retained earnings	(659)	17,772
Accumulated other comprehensive loss, net of tax	(31,119)	(42,462)
Total stockholders’ equity	323,691	327,788
Total liabilities and stockholders’ equity	$2,432,589	$2,737,260

(1) Derived from audited December 31, 2024 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	December 31, 2025	September 30, 2025	December 31, 2024
Interest income:
Interest and fees on loans	$27,529	$32,000	$33,050
Interest on securities, deposit accounts, and federal funds sold	3,945	4,213	4,882
Total interest income	31,474	36,213	37,932
Interest expense:
Interest on deposits	11,597	12,501	16,329
Interest on subordinated notes	294	338	736
Interest on FHLB and FRB borrowings	1,464	1,463	1,742
Total interest expense	13,355	14,302	18,807
Net interest income	18,119	21,911	19,125
Recovery of credit losses - loans	(1,400)	(1,800)	(500)
Recovery of credit losses - unfunded commitments	(100)	—	(500)
Total recovery of credit losses	(1,500)	(1,800)	(1,000)
Net interest income after recovery of credit losses	19,619	23,711	20,125
Noninterest income:
Fair value adjustments of other equity investments	(120)	163	232
Residential mortgage banking income	13	5	1,538
Mortgage servicing rights ("MSRs")	(200)	(48)	795
Income (loss) on sale of MSRs	401	737	(2,596)
Wealth and trust management	561	458	561
Service charges on deposit accounts	670	725	402
Bank and purchase card, net	499	567	615
Swap transaction fees	282	258	—
Other	581	968	1,267
Total noninterest income	2,687	3,833	2,814
Noninterest expense:
Salaries and employee benefits	9,176	11,388	13,246
Occupancy and equipment	1,219	1,190	1,357
Technology and communications	2,077	2,314	2,645
Legal and regulatory filings	556	1,008	626
Advertising and marketing	617	267	231
Audit fees	215	161	1,071
FDIC insurance	421	239	1,139
Intangible amortization	213	223	255
Other contractual services	222	645	1,276
Other taxes and assessments	907	895	747
Regulatory remediation	—	—	273
Other	1,298	1,711	2,774
Total noninterest expense	16,921	20,041	25,640
Income (loss) before income taxes	5,385	7,503	(2,701)
Income tax expense (benefit)	1,141	1,900	(698)
Net income (loss)	$4,244	$5,603	$(2,003)
Diluted earnings (loss) per common share	$0.04	$0.06	$(0.03)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Twelve Months Ended
(Dollars in thousands, except per common share data)	December 31, 2025	December 31, 2024
Interest income:
Interest and fees on loans	$121,413	$142,339
Interest on securities, deposit accounts, and federal funds sold	16,360	17,981
Total interest income	137,773	160,320
Interest expense:
Interest on deposits	51,092	69,070
Interest on subordinated notes	2,014	2,414
Interest on FHLB and FRB borrowings	5,806	10,175
Total interest expense	58,912	81,659
Net interest income	78,861	78,661
Recovery of credit losses - loans	(3,900)	(2,900)
Recovery of credit losses - unfunded commitments	(100)	(2,200)
Total recovery of credit losses	(4,000)	(5,100)
Net interest income after recovery of credit losses	82,861	83,761
Noninterest income:
Fair value adjustments of other equity investments	(112)	(8,152)
Residential mortgage banking income	860	9,752
Mortgage servicing rights ("MSRs")	(385)	629
Income (loss) on sale of MSRs	1,427	(3,607)
Wealth and trust management	1,882	2,434
Service charges on deposit accounts	2,573	1,526
Increase in cash surrender value of BOLI	33	855
Bank and purchase card, net	2,259	2,060
Swap transaction fees	540	—
Other	3,759	8,076
Total noninterest income	12,836	13,573
Noninterest expense:
Salaries and employee benefits	46,174	58,161
Occupancy and equipment	4,919	5,577
Technology and communications	9,740	10,024
Legal and regulatory filings	2,398	2,050
Advertising and marketing	1,203	933
Audit fees	1,413	3,019
FDIC insurance	2,784	5,463
Intangible amortization	914	1,083
Other contractual services	1,895	6,576
Other taxes and assessments	3,678	3,037
Regulatory remediation	—	4,671
Other	6,804	13,247
Total noninterest expense	81,922	113,841
Income (loss) before income taxes	13,775	(16,507)
Income tax expense (benefit)	3,066	(1,122)
Net income (loss)	$10,709	$(15,385)
Diluted earnings (loss) per common share	$0.11	$(0.31)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

		As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)		December 31,	September 30,	June 30,	March 31,	December 31,
Income Statement Data:		2025	2025	2025	2025	2024
Interest income		$31,474	$36,213	$34,736	$35,350	$37,932
Interest expense		13,355	14,302	14,895	16,360	18,807
Net interest income		18,119	21,911	19,841	18,990	19,125
Recovery of credit losses		(1,500)	(1,800)	(700)	—	(1,000)
Net interest income after recovery of credit losses		19,619	23,711	20,541	18,990	20,125
Noninterest income		2,687	3,833	3,244	3,072	2,814
Noninterest expense		16,921	20,041	22,009	22,951	25,640
Income (loss) before income taxes		5,385	7,503	1,776	(889)	(2,701)
Income tax expense (benefit)		1,141	1,900	480	(455)	(698)
Net income (loss)		4,244	5,603	1,296	(434)	(2,003)
Per Common Share Data:
Earnings (loss) per common share - basic		$0.04	$0.06	$0.01	$(0.01)	$(0.03)
Earnings (loss) per common share - diluted		0.05	0.06	0.01	(0.01)	(0.03)
Cash dividends per common share		0.25	—	—	—	—
Book value per common share		3.68	4.03	3.88	3.86	3.86
Tangible book value per common share - Non-GAAP		3.65	4.01	3.85	3.83	3.83
Balance Sheet Data:
Total assets		$2,432,589	$2,496,949	$2,555,439	$2,685,084	$2,737,260
Average assets		2,473,241	2,535,853	2,630,898	2,721,714	2,863,014
Average interest-earning assets		2,383,573	2,437,542	2,525,835	2,620,725	2,736,834
Loans held for investment ("LHFI")		1,865,717	1,912,726	1,978,585	2,059,710	2,111,797
Allowance for credit losses		19,444	20,503	21,974	23,126	23,023
Purchase accounting adjustments (discounts) on acquired loans		2,608	2,984	3,388	3,710	3,996
Loans held for sale		14,769	12,819	12,380	23,624	30,976
Securities available for sale, at fair value		332,928	341,354	327,958	325,401	312,035
Noninterest-bearing demand deposits		398,541	411,100	432,939	452,590	452,690
Total deposits		1,911,162	1,951,079	2,010,266	2,129,477	2,179,442
Subordinated notes, net		14,716	14,731	24,928	39,773	39,789
FHLB advances		150,000	150,000	150,000	150,000	150,000
Average interest-bearing liabilities		1,697,083	1,739,014	1,819,735	1,899,315	2,021,814
Total stockholders' equity		323,691	355,505	344,265	338,289	327,788
Average stockholders' equity		331,888	345,358	339,131	329,684	330,343
Weighted average common shares outstanding - basic		88,037	88,548	88,258	86,003	78,881
Weighted average common shares outstanding - diluted		99,207	99,384	95,903	86,003	78,881
Outstanding warrants to purchase common stock	`	24,320	27,549	27,674	28,690	31,452
Financial Ratios:
Return on average assets (1)		0.69%	0.88%	0.20%	-0.06%	-0.28%
Return on average equity (1)		5.11%	6.49%	1.53%	-0.53%	-2.43%
Total loan to deposit ratio		98.4%	98.7%	99.0%	97.8%	98.3%
Held for investment loan-to-deposit ratio		97.6%	98.0%	98.4%	96.7%	96.9%
Net interest margin (1)		3.04%	3.60%	3.15%	2.90%	2.80%
Yield of LHFI (1)		5.66%	6.40%	5.80%	5.70%	5.83%
Cost of deposits (1)		2.40%	2.51%	2.47%	2.62%	2.86%
Cost of funds (1)		2.54%	2.65%	2.63%	2.78%	3.01%
Efficiency ratio		81.3%	77.8%	95.3%	104.0%	116.9%
Noninterest expense to total assets (1)		2.78%	3.21%	3.45%	3.42%	3.75%
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets		13.4%	13.6%	12.9%	12.1%	11.5%
Allowance for credit losses to LHFI		1.04%	1.07%	1.11%	1.12%	1.09%
Ratio of net (recoveries) charge-offs to average loans outstanding (1)		-0.07%	-0.07%	0.09%	-0.02%	0.36%
Nonperforming loans to total assets		0.98%	1.14%	0.94%	0.93%	0.93%
Nonperforming assets to total assets		1.05%	1.15%	0.95%	0.94%	0.94%
Nonperforming loans to total loans		1.26%	1.48%	1.20%	1.19%	1.20%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible Common Equity and Tangible Book Value Per Common Share:	2025	2025	2025	2025	2024
Common stockholders' equity	$323,691	$355,505	$344,265	$338,289	$327,788
Less: other intangibles, net of deferred tax liability (2)	(2,052)	(2,285)	(2,509)	(2,740)	(2,998)
Tangible common equity (Non-GAAP)	$321,639	$353,220	$341,756	$335,549	$324,790
Total common shares outstanding	91,475	91,637	92,175	87,778	84,973
Less: unvested performance-based restricted stock awards	(3,453)	(3,460)	(3,496)	(109)	(117)
Total common shares outstanding, adjusted	88,022	88,177	88,679	87,669	84,856
Book value per common share	$3.68	$4.03	$3.88	$3.86	$3.86
Tangible book value per common share (Non-GAAP)	3.65	4.01	3.85	3.83	3.83

Tangible Common Equity to Tangible Total Assets
Total assets	$2,432,589	$2,496,949	$2,555,439	$2,685,084	$2,737,260
Less: other intangibles, net of deferred tax liability (2)	(2,052)	(2,285)	(2,509)	(2,740)	(2,998)
Tangible total assets (Non-GAAP)	$2,430,537	$2,494,664	$2,552,930	$2,682,344	$2,734,262
Tangible common equity (Non-GAAP)	$321,639	$353,220	$341,756	$335,549	$324,790
Tangible common equity to tangible total assets (Non-GAAP)	13.2%	14.2%	13.4%	12.5%	11.9%

(1) Annualized.
(2) Excludes mortgage servicing rights.